Exhibit 10.6
World Gold Trust Services, LLC
510 Madison Avenue, 9th Floor
New York, NY 10022
November 9, 2011
State Street Global Markets, LLC
One Lincoln Street
Boston, Massachusetts 02111
     Re:      Duration of Agreement
     Reference is made to the Marketing Agent Agreement made as of November 16, 2004 (as amended, the “Marketing Agent Agreement”) by and between World Gold Trust Services, LLC (the “Sponsor”), a Delaware limited liability company, and State Street Global Markets, LLC (the “Marketing Agent”), a Delaware limited liability company, as amended by letter agreements dated March 14, 2005, November 26, 2007, and May 20, 2008.
     The Sponsor and the Marketing Agent wish to amend the Marketing Agent Agreement to extend the duration of the expense cap specified in Section 3.3(b) of the Marketing Agent Agreement to include any renewal term of the Marketing Agent Agreement. In order to accomplish the foregoing, the Sponsor and the Marketing Agent wish to adopt the below amendment to the Marketing Agent Agreement:
1.	Section 3.3(b) is hereby amended to read in its entirety as follows:

(b)Expenses Cap. If, at the end of any month during the period beginning November 11, 2011 and until the termination of this Agreement, the estimated ordinary expenses of the Trust for such month (including the Marketing Agent’s fees hereunder and the Sponsor’s fees under the Trust Indenture for such month) exceed an amount equal to forty basis points (0.40%) per annum of the daily Adjusted Net Asset Value of the Trust for such month (as calculated pursuant to the Trust Indenture as in effect on the date hereof), the fees payable to the Sponsor and the Marketing Agent for such month shall be reduced by the amount of such excess in equal shares up to the amount of such fees.
     Except as otherwise set forth above, this letter does not constitute an amendment, waiver or modification of any provision of the Marketing Agent Agreement.
     This letter agreement shall be governed by the laws of the State of New York, without reference to the principles or rules of conflict of laws to the extent the laws of a different jurisdiction would be required thereby.
     This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same agreement. Facsimile signatures shall be acceptable and binding. Kindly evidence your agreement to this amendment by signing below.

Very truly yours, WORLD GOLD TRUST SERVICES, LLC
By:	/s/ Jason Toussaint
	Name:	Jason Toussaint
	Title:	Managing Director

AGREED AND ACCEPTED As of the date first set forth above: STATE STREET GLOBAL MARKETS, LLC
By:	/s/ Anthony Rochte
	Name:	Anthony Rochte
	Title:	Senior Managing Director of Supervising Principal

ACKNOWLEDGED As of the date first set forth above: THE BANK OF NEW YORK MELLON
By:	/s/ Andrew Pfeifer
	Name:	Andrew Pfeifer
	Title:	Vice President